STATEMENT OF CHANGES IN NET ASSET VALUE

		UNITS	DOLLARS	PER UNIT
Beginning Net Asset Value	11/30/2008	693,939.23	$ 83,206,724	$ 119.91
Net Income (Loss)		693,939.23	(359,921)	(0.52)
Additional Units Sold		-		-
Cost of Redeemed Units		(23,512.45)	(2,807,186)	-
Ending Net Asset Value	12/31/2008	670,426.78	$ 80,039,618	$ 119.39

STATEMENT OF OPERATIONS

Income (Loss)
	Realized Gain (Loss) from Closed Positions		2,097,824
	Change in Unrealized Gain (Loss) on Open Positions		(9,796,015)
	Interest Income		4,315
	Foreign Currency Transaction Gain (Loss)		8,189,206
		Total Income (Loss)	$495,330

Expenses
	Brokerage Expenses		281,566
	Advisory Incentive Fees		257,320
	Management Fees		119,365
	Ongoing, Offering, and Administrative Expenses		197,000
		Total Expenses	855,251
		Net Income (Loss)	$(359,921)

To the best of my knowledge and belief, the information contained herein is accurate and complete
/s/ Annette A. Cazenave
Sr. Vice President, R.J. O’Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER MARCH 31, 2009

R.J. O’Brien Fund Management, LLC
222 S. Riverside Plaza, Suite 900, Chicago, IL 60606 - Toll Free: (888) 292-9399